UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):    December 3, 2014

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34940 (Commission File Number)	56-1311233 (IRS Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On December 3, 2014, David Rea notified The Fresh Market, Inc. (the “Company”) of his resignation, effective that day, from the Company’s board of directors (the “Board”) and from his positions as Chair of the Compensation Committee of the Board (the “Compensation Committee”) and as a member of the Audit Committee of the Board (the “Audit Committee”). Mr. Rea resigned for personal reasons and not as a result of any disagreement with the Company, its management, or other Board members. In connection with the resignation of Mr. Rea, the Company reduced the size of the Board to eight members.

In recognition and appreciation of Mr. Rea’s service to the Company since its initial public offering, the Board accelerated the vesting of 1,820 restricted shares of common stock of the Company, originally granted to Mr. Rea as of June 3, 2014, so that the shares became fully vested as of December 3, 2014. In further recognition and appreciation of his service, the Board made an additional grant to Mr. Rea of 1,000 unrestricted shares of common stock of the Company, with a grant date of December 3, 2014.

Effective December 3, 2014, Richard Noll, a current director of the Company, its lead independent director, and a member of the Compensation Committee and the Nominating and Corporate Governance Committee, was designated as Chair of the Compensation Committee. Also effective December 3, 2014, Jane Thompson, a current director of the Company and a member of the Compensation Committee, was appointed as a member of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: December 8, 2014	By:	/s/ Scott F. Duggan
Name: Scott F. Duggan
Title: Senior Vice President - General Counsel